IRREVOCABLE PROXY AGREEMENT

     This Agreement (the "Agreement" or the Proxy), entered into this ______ day of January 2009, is by and between Ronald N. Vance (hereinafter the "Proxy Holder") and ______________________________________ (hereinafter the
"Stockholder"), a shareholder of Trycera Financial, Inc., a Nevada corporation (the "Company").

                                  Recitals:

     WHEREAS, the Company has ceased its principal operations and has become a dormant company without assets or operations;

     WHEREAS, the Proxy Holder has agreed to assist in the cleanup of the Company, to assume management control of the Company, and to assist the Company in seeking a new business venture or someone willing to assume control of the Company and pay the outstanding debts;

     WHEREAS, the Proxy Holder has agreed to grant such assistance only if he is assured that he has sufficient votes to proceed with any proposed transaction requiring shareholder approval; and

     WHEREAS, the Stockholder is willing to grant to the Proxy Holder the right to vote the shares owned by such party for a limited period of time in order to allow Proxy Holder the opportunity to revitalize the company and/or satisfy its debts;

     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and for other consideration the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Issuance of Proxy. Except as limited herein, the Stockholder hereby irrevocably constitutes and appoints Proxy Holder the true and lawful attorney, agent and proxy, with full power of substitution, of the Stockholder for the period hereinafter defined, for and in the name, place and stead of the Stockholder, to vote all shares of the Company now or hereafter beneficially owned or held of record by the Stockholder and all shares in which the Stockholder now or hereafter may have any legal or beneficial interest, to vote such shares of stock at any and all meetings of the shareholders of the Company, whether regular or special, and at any adjournment or adjournments thereof, and to execute with respect to said shares of stock any and all instruments, consents, directions or other documents relative to the corporate affairs of the Company or calling for the approval or disapproval of any corporate act or transaction by the shareholders of the Company.

     2. Term. The term of this irrevocable Proxy shall commence as of the date of this Agreement and shall expire on December 31, 2009; provided that if prior to December 31, 2009, Proxy Holder shall resign as a director of the Company, or if Proxy Holder shall cease to otherwise control the Company, this Proxy shall immediately and without further notice be terminated.

     3. Stock Transfer Records. Each of the stock certificates to which this irrevocable proxy shall apply shall be designated as subject to this irrevocable proxy on the transfer records of the Company.

     4. Proxy Coupled with an Interest. This proxy is being given in conjunction with the continued assistance of the Proxy Holder in cleaning up the Company, which continued assistance requires his appointment hereunder. For this reason, among others, the Stockholder acknowledges and declares that, (a) this Agreement and the proxy hereby granted are irrevocable for the term set forth herein, and (b) the proxy granted hereby is coupled with an interest.

     5. Representations and Warranties of the Stockholder. The Stockholder represents and warrants that said shares are owned free and clear of all liens, encumbrances, other proxies, charges and assessments of every nature and subject to no restrictions with respect to transferability, and that, except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements, voting agreements, or demands of any character relating to the foregoing shares of the Company.

     6. Sale of Shares. The Stockholder shall not sell, pledge, hypothecate, or transfer the shares of the Company owned by such Stockholder so long as this Proxy shall be in effect, unless the person assuming control of the shares agrees in writing to be bound by the terms of this Agreement.

     7.   Miscellaneous.

          a. Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah.

          b. Waiver and Amendment. Neither this Agreement nor any provision hereof may be changed, waived, terminated or discharged orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, termination or discharge is sought.

          c. Successors and Assigns. This Agreement shall be binding upon the parties and their heirs, executors, administrators and assigns and shall inure to the benefit of the other parties and heirs, executors, administrators and assigns.

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          d.   Counterparts.  This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

          e. No Other Agreements. This Agreement constitutes the entire understanding of the parties with respect to the transactions contemplated hereby, and all prior understanding with respect thereto, whether written or oral, shall be of no force and effect.

          f. Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect until the obligations of this Agreement have been fully satisfied.

          g. Partial Invalidity. If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

          h. Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          i. Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transaction(s) contemplated herein.

     IN WITNESS WHEREOF, the undersigned have executed this document the day and year first above written.


PROXY HOLDER:                      ___________________________________
                                   Ronald N. Vance


STOCKHOLDER:                       ___________________________________
                                   Signature

                                   ___________________________________
                                   Please Print Name

                                   ___________________________________
                                   Name of Entity, if applicable

                                   ___________________________________
                                   Title of Signor, if applicable



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                         Attachment to Form of Proxy

Date of Proxy       Signing Party(ies)
-------------       ------------------
January 16, 2009    Luan Dang, individually;
                    Kim Dang, Trustee of Dang 2000 Children's Trust;
                    Luan Dang, President of Sagoso Capital, LLC;
                    Luan Dang, Trustee of Knitowski Children's Trust; and
                    Luan Dang, Trustee of Knitowski Children's Trust UAD 4/28/00
January 16, 2009    Alan S. Knitowski, individually; and
                    Alan S. Knitowski, Custodian for Alan Knitowski IRA
January 16, 2009    Hang Thi Dang
January 21, 2009    Nancy Bui; and
                    Trien Bui
January 21, 2009    Hoan Tran
January 21, 2009    Minh Nguyn
January 26, 2009    Matthew S. Kerper
January 28, 2009    Cuong Ngo